INTERNAP CORPORATION

AMENDED AND RESTATED 2017 STOCK INCENTIVE PLAN

STOCK UNIT GRANT CERTIFICATE

FOR RESTRICTED STOCK UNITS GRANTED TO CANADIAN EMPLOYEES

1.    Award of Stock Units. Internap Corporation (the “Company”) hereby awards to the employee (“Participant”) named in the Notice of Restricted Stock Unit Award (“Notice”), the total number of RSUs set forth on the Notice (the “Award”), subject to the terms, definitions and provisions of the Internap Corporation Amended and Restated 2017 Stock Incentive Plan (the “Plan”), which is incorporated herein by reference, and the terms of this Stock Unit Grant Certificate (the “Certificate”) and Plan Prospectus. Unless otherwise defined herein, terms not defined in this Certificate shall have the meanings ascribed to them in the Plan. In the event of a conflict between the terms and conditions of the Plan and those of this Certificate, the terms and conditions of the Plan shall prevail.
2.    Terms of Award.
2.1    Performance and Time Vesting. The Award granted to the Participant hereunder shall become vested on the dates set forth on Annex A once the Compensation Committee certifies that the applicable performance and time goals set forth in Annex A hereto have been achieved (the “Vesting Date”) provided; that the Participant is employed or providing service to the Company or its affiliates or subsidiaries on the Vesting Date.
2.2    Lapsing of Restrictions. Subject to the limitations contained herein, the restrictions on the Award shall lapse, and the Award shall vest, as provided in the Notice, provided that vesting shall cease upon the termination of Participant’s status as an employee. The period during which the RSUs are subject to restrictions imposed by the Plan and this Certificate shall be known as the “Restricted Period.” The RSUs will be settled in shares of Company Stock on a one-for-one basis promptly after the Award vests (but in no event later than the 15th day of the third month after the vesting date). No Stock will be issued if the RUSs do not vest.
2.3    Forfeiture. Except as otherwise provided in an employment, consulting or other written agreement between the Participant and the Company, if the Participant’s employment with the Company is terminated, the unvested RSUs and the Stock underlying the unvested RSUs shall be forfeited without any consideration to the Participant on the date of termination of service.
2.4    Number of Shares of Stock. The RSUs and the number of shares of Stock underlying the Award may be adjusted from time-to-time as provided in Section 11 of the Plan.
3.    Rights as a Stockholder. During the Restricted Period, Participant shall have no voting, dividend, liquidation and other rights with respect to the Stock underlying the RSUs until the RSUs vest and the RSUs are converted to shares of unrestricted Stock. The RSUs shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to the Plan, the Notice or this Certificate. After the restrictions applicable to the RSUs lapse and the RSUs are converted to Shares, Participant shall have all stockholder rights, including the right to transfer the Shares, subject to such conditions as the Company may reasonably specify to ensure compliance with federal and state securities laws.

4.    No Obligation to Employ; Voluntary Participation. Nothing in this Certificate or the Plan shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or an affiliate, or limit in any way the right of the Company to terminate Participant’s employment or other relationship at any time, with or without cause. By accepting this Award, Participant acknowledges and agrees that Participant’s participation in the Plan is voluntary and has not been induced by expectation of employment, appointment, continued employment or continued appointment, as applicable.
5.    Taxes and Withholding. The Participant shall be responsible for all income taxes payable in respect of the Stock. Upon the vesting of any shares of Stock, the Participant shall be required to pay to the Company and the Company shall have the right and hereby is authorized to (a) withhold and deduct from Participant’s future wages (or from other amounts that may be due and owing to Participant from the Company), or make other arrangement for the collection of, all legally required amounts necessary to satisfy any and all federal, provincial, state and local withholding and employment-related tax requirements attributable to the RSUs or Stock issued upon vesting of the RSUs under this Certificate, including, without limitation, the award or vesting of the Stock units or the issuance of the Stock; or (b) require Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to the RSUs. Unless the Compensation Committee provides otherwise, withholding may be satisfied by withholding common stock to be received having a fair market value equal to such withholding liability. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate for such Shares or release such Shares from any escrow provided for herein.
6.    Transferability. Until the restrictions lapse as set forth herein and the RSUs are converted to Stock, the RSUs may not be sold, pledged, loaned, gifted, or otherwise transferred in any manner (otherwise than by will or by the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. In addition, the Participant agrees to comply with any written holding requirements adopted by the Company for officers or employees in respect of any Stock.
7.    Interpretation. Any dispute regarding the interpretation of this Certificate shall be submitted by Participant or the Company to the Compensation Committee for review. The resolution of such a dispute by the Compensation Committee shall be final and binding on the Company and Participant.

8.    Governing Law.  This Certificate shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

9.    Entire Agreement.  The Plan, Notice and Prospectus are hereby incorporated by reference and made a part hereof. This Certificate, Plan, Notice and Prospectus constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

10.    Successors and Assigns. The Company may assign any of its rights under this Certificate. This Certificate shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Certificate shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

11.    Amendments.  This Certificate may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

12.     Clawback/Forfeiture. If the Participant receives any amount in excess of what the Participant should have received with respect to the Stock for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company upon thirty (30) days prior written demand by the Compensation Committee. To the extent required by the Company’s Clawback Policy or applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Stock shall be subject to any required clawback, forfeiture or similar requirement.

13.    Section 409A. It is intended that the Stock be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended and this Certificate shall be interpreted consistent therewith. This Certificate is subject to Section 15.4 of the Plan.

14.    Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Internap Corporation
One Enterprise Avenue, N
Secaucus, NJ 07094
Attn: Legal Department – Richard Diegnan, General Counsel
E-mail: RDiegnan@INAP.com

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

15.     Resale. With respect to Canada, the Participant Employee has been informed that the RSUs, the Award or other securities of the Company received by the Employee Participant are subjected to restrictions on resale under Canadian securities laws. The Participant agrees not to sell any RSUs, any Award or securities except in accordance with such laws. Participant should consult a securities adviser prior to such disposition of Stock regarding the Canadian securities laws. The Company does not provide securities advice to its employees.

16.    Language. The parties hereto have expressly requested that this Certificate, all documents incorporated herein by reference, any notices or other documents to be given under such Certificate and other documents related thereto be drawn up in the English language. Les parties aux présentes ont expressément exigé que le présent certificat et tous les documents qui y sont incorporés par renvoi, ainsi que tout avis donné en vertu dudit certificat ou tout autre document qui s’y rapporte, soient rédigés en anglais.

17.    Acceptance. By accepting the Notice, Participant acknowledges receipt of a copy of the Plan, Notice and Prospectus and this Certificate and that Participant has read and understands the terms and provisions hereof and thereof, and accepts the Award subject to all the terms and conditions of the Plan, Notice and Prospectus and this Certificate. Participant acknowledges that there may be adverse tax consequences upon acceptance or disposition of the Award and that Participant should consult a tax adviser prior to such exercise or disposition of Stock regarding the consequences, including the applicability and effect of all Canadian laws. The Company does not provide tax advice to its employees.

Annex A
Performance and Time Targets for Current Fiscal Year
Performance Criteria (50% of the Award)

If EBITDA less Capital Expenditures (i.e Free Cash Flow) for fiscal year 2017 of the Company equals or exceeds 100 percent (100%) of the EBITDA less Capital Expenditures Target for such fiscal year, then fifty percent (50%) of the total Award shall vest as follows: 33 1/3 percent (33.33%) of the Award shall become vested upon the Compensation Committee’s determination that the performance targets were achieved by the Company (“Achievement Date”), (33.33%) of the Award shall become vested one (1) year from the Achievement Date, and the remaining (33.33%) of the Award shall become vested two (2) years from the Achievement Date. If this performance target is not met, the Award shall terminate. Notwithstanding the foregoing, in the event of a change of control (as such term is defined in the Plan) during fiscal year, the Award to be vested in this Award shall fully vest immediately prior to the change of control and if the change of control occurs after the end of the fiscal year and prior to the Vesting Date, the shares with respect to this Award shall vest immediately prior to the change of control as if the Award would have vested on the Vesting Date.

Definition of “EBITDA” and “Capital Expenditures”

“EBITDA” as defined in the Board of Directors’ approved budget for the consolidated Company for the fiscal year.

“Capital Expenditures” as defined in the Board of Directors’ approved budgets for consolidated Company for fiscal year.

Time Criteria (50% of the Award)

If Participant remains continuously employed by the Company until the Vesting Date then fifty percent (50%) of the total Award shall vest as follows: 33 1/3 percent (33.33%) of the Award shall become vested one year from the grant date, (33.33%) of the Award shall become vested on two years from the grant date, and the remaining (33.33%) of the Award shall become vested on three years from the grant date.

Additional Information

The number of Awards vesting on each date shall be rounded up to the nearest whole number.

In the event of a change in control (as defined in the Plan), any surviving or acquiring corporation would be required to assume any outstanding award under the Plan or substitute similar awards. If the surviving or acquiring corporation does not assume outstanding awards or substitute similar awards, then subject to the change in control occurring, all outstanding Awards of Participants whose services with the Company has not terminated would be accelerated in full before the effective time of the change in control.

In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or similar event, the Awards set forth above shall be adjusted by the Compensation Committee in a proportionate or equitable manner to reflect such event.